UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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COURSERA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ADDITIONAL MATERIALS RELATING TO THE PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

Dear Coursera Stockholder:

We are writing to you on behalf of the Board of Directors (the “Board”) of Coursera, Inc. (the “Company” or “Coursera”) regarding the 2025 Annual Meeting of Stockholders scheduled for May 20, 2025, and the Board’s recommendation that you approve, on an advisory basis, Proposal 2 (the “Say-on-Pay” proposal) regarding the compensation of the Company’s named executive officers (“NEOs”) as described in the Proxy Statement.

We deeply value the continued interest of and feedback of our stockholders, and as a result, the outcome of the Say-on-Pay proposal is important to the Company, the Board, and the Human Resources and Compensation Committee (the “HRC Committee”) of the Board.

The HRC Committee took actions in response to stockholder feedback.

In response to stockholder feedback, as Coursera has matured as a public company following our initial public offering (“IPO”) in 2021, we have taken concrete steps to enhance and evolve our compensation program and disclosures. These steps are intended to better align with market norms and good governance practices for a company of our size, industry, and maturity, reflect our pay for performance philosophy, and further align our compensation program with our stockholders’ preferences.

In 2024, which is the focus of the Say-on-Pay proposal, we made two significant changes to our compensation program in response to specific feedback we received from our stockholders:

•Introduced performance stock units (“PSUs”) that vest over four years based on Company performance against rigorous preset revenue milestones to better align our equity compensation program with the performance metric we consider the most critical indicator of Coursera’s success and a key driver of long-term stockholder value creation.

•Adopted robust stock ownership guidelines for our NEOs and Board members to further strengthen the alignment of their interests with those of our long-term stockholders. Within five years of becoming subject to the guidelines, these individuals are required to have ownership in our common stock with a value at least equal to the following levels: Chief Executive Officer (“CEO”) – 5x base salary, other NEOs – 1x base salary; non-employee directors – 3x cash retainer. Unexercised stock options, unvested restricted stock awards, and unvested restricted stock units (“RSUs”) do not count toward compliance with the guidelines.

While the decision to introduce PSUs as 25% of our equity compensation program in 2024 was informed by stockholder feedback requesting that a portion of our equity awards be performance-based and tied to specific performance milestones, we believe our decision to implement the PSU program at our stage of development puts the performance orientation of our long-term incentive program ahead of the curve relative to other companies that went public via an IPO in the 2020/2021 timeframe. Accordingly, and as a result of reviewing competitive data provided by our compensation consultant, we determined that the 25% weighting of the PSU program appropriately balanced the risk versus reward trade-off for executives at our stage of development and at this stage in their tenure with the Company, while simultaneously balancing the need to attract and retain talent in the marketplace in which we compete.

In connection with the introduction of the PSU program, we were intentional in selecting revenue as a performance metric across both our short- and long-term incentive programs. This decision reflects our belief in the criticality of revenue to our long-term success, together with our desire to take a measured approach to change and ensure the stability of our equity program, particularly in light of the uncertain business environment we experienced as we entered 2024. Notably, Coursera’s stockholders encouraged us to avoid an overly complex PSU design during our early stages of public company maturity. Accordingly, to balance our growth focus with the need for operational efficiency and profitability, and the duplication of the revenue metric across both programs, we added Adjusted EBITDA as a performance metric in our short-term incentive program for 2024. To underpin the PSUs, we felt we could set a more rigorous goal on a one-year basis, and we balanced the shorter performance period length with an extended, four-year vesting schedule, rather than the three-year performance period that is common in more established public companies.

We will continue to evaluate our executive compensation program on an annual basis to ensure that the overall structure appropriately balances performance incentives and retention, taking into account Coursera’s stage of growth and business priorities.

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All of our continuing NEOs who were granted equity in 2024 received equity compensation with the same weighting and design, except for our SVP and Chief People Officer, Marcelo Modica, who joined in late August. Because a significant portion of the 2024 performance period was already complete, we determined that an award of PSUs was not advisable and was not in alignment with market practice for executives joining a company midway through the performance period. Instead, we awarded Mr. Modica a mix of stock options and RSUs, consistent with our historic approach to new hire equity compensation packages.

In 2023 and 2024, in response to specific feedback we received from stockholders, we:

• Made meaningful changes aimed at increasing the quality and transparency of the disclosures throughout the Compensation Discussion and Analysis section of the annual proxy statement related to the disclosure of our performance metrics and results, while balancing competitive harm that may result from disclosure based on the nature of those performance targets, particularly in respect to the disclosure of revenue targets related to new student degree revenue.

• In response to stockholder feedback regarding the size of the equity awards granted in 2022 to our former CEO, Jeffrey Maggioncalda, Mr. Maggioncalda did not receive any additional equity awards in 2023 or 2024. Further, Mr. Maggioncalda was not granted an equity award prior to his retirement in 2025. In addition, other than in connection with the 2023 promotion of our SVP, General Counsel and Secretary, Alan Cardenas, in 2023 none of our NEOs received equity awards, as we determined that prior grants intended to emphasize executive retention were working as intended.

Our compensation program has thoughtfully evolved to balance attracting and retaining key executive officers while adapting to changes in the Company’s senior leadership.

• Our executive compensation practices during 2024 also reflected leadership changes as we transitioned the Chief Revenue Officer, Chief Operating Officer, and former Chief People Officer from those roles. Against this backdrop, the HRC Committee focused on recruiting and properly incentivizing Mr. Modica and retaining certain members of our senior team to ensure continuity of leadership during and after the leadership transition.

• We were particularly focused on the critical nature of our SVP, Chief Financial Officer (“CFO”) and Treasurer, Kenneth Hahn’s role, given his depth of experience and the highly competitive market for the talents of an experienced CFO candidate. Further, in determining the appropriate value of the equity awards to be made to Mr. Hahn in 2024 in light of our focus on senior leadership retention and considerations of pay equity among management, the sizing of Mr. Hahn’s award reflected the lack of a significant equity award to Mr. Hahn in 2023.

Pay outcomes for 2024 reflect that the pay and performance alignment of our compensation program design is working as intended.

Our executive team navigated a dynamic internal and external environment with operating discipline during 2024 while growing revenues, significantly improving our operating leverage, and delivering strong cash flow performance. These significant achievements during a period of leadership transition, particularly our Adjusted EBITDA performance for the year, are reflected in the 104.0% of target payout result under our 2024 Executive Incentive Compensation Plan – which was determined solely based upon pre-established performance metrics.

Our 2024 PSUs paid out at 83.8% of target based on our 2024 revenue performance, which we view as the most critical indicator of our success and a key driver of stockholder value creation. This result is consistent with our solid year-over-year revenue growth, which nonetheless fell short of the high expectations we set on a one-year basis.

Our Board recommends you to vote FOR the advisory approval of the compensation of the Company’s named executive officers.

In the year ahead, we welcome the opportunity for continued dialogue with our stockholders as we focus on refining our program to ensure that we continue to incorporate stockholder viewpoints in our compensation decision-making process.

We thank you for your consideration and continued support.

Sincerely,

The HRC Committee, on behalf of the Board of Directors

Carmen Chang (Chair)
Amanda M. Clark
Susan W. Muigai
Scott D. Sandell

The definition of Adjusted EBITDA as well as a reconciliation of such non-GAAP financial measure to its comparable GAAP measure is contained in Appendix A of the Company’s Definitive Proxy Statement for the 2025 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission on March 31, 2025.

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